Exhibit 99.2

Second Quarter 2006 Financial Review and Analysis (Unaudited) July 25, 2006

Forward-Looking Statements Certain information presented in this document may constitute "forward-looking" statements. These statements and financial or other business targets are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions; foreign currency exchange rates; worldwide and local economic conditions; impact of competitive products and pricing; selling prices; impact of legal proceedings, including the U.S. Department of Justice ("DOJ") criminal investigation, as well as the European Commission ("EC"), Canadian Department of Justice, and Australian Competition and Consumer Commission investigations, into industry competitive practices and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof (including purported class actions seeking treble damages for alleged unlawful competitive practices, and purported class actions related to alleged disclosure and fiduciary duty violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation, as well as a likely fine by the EC in respect of certain employee misconduct in Europe); impact of potential violations of the U.S. Foreign Corrupt Practices Act based on issues in China; impact of epidemiological events on the economy and the Company's customers and suppliers; successful integration of acquisitions; financial condition and inventory strategies of customers; timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company's SEC filings. The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) potential adverse developments in legal proceedings and/or investigations regarding competitive activities, including possible fines, penalties, judgments or settlements; (2) the impact of economic conditions on underlying demand for the Company's products; (3) the impact of competitors' actions, including expansion in key markets, product offerings and pricing; (4) the degree to which higher raw material and energy-related costs can be passed on to customers through selling price increases (and previously implemented selling price increases can be sustained), without a significant loss of volume; and (5) the ability of the Company to achieve and sustain targeted cost reductions. The financial information presented in this document represents preliminary, unaudited financial results. Slide 2

Use of Non-GAAP Financial Measures This presentation contains certain non-GAAP measures as defined by SEC rules. As required by these rules, we have provided a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, which have been included with the financial statements accompanying the earnings news release for the quarter. (See Attachments A-2 through A-5 to the news release financial statements.) The information in this document has been furnished (not filed) under Form 8-K with the SEC and is posted at the Investors section of our Web site. Slide 3

Overview Productivity improvements drove an 8% increase in GAAP E.P.S. (continuing operations), or a 9% increase before restructuring charges and other items Productivity improvements were reflected in both a higher gross profit margin and a lower operating expense ratio, creating 60 basis points of margin expansion before restructuring charges and other items This result included $7 million of transition costs associated with cost reduction measures and divestitures (50 basis points of operating margin impact), which will be eliminated by year-end Net sales were approximately even with the prior year, reflecting product line divestitures and currency translation. Excluding these effects, organic sales grew by 2% Organic sales growth was attributable in roughly equal measures to core unit volume growth and positive changes in pricing and product mix

Overview (continued) Unit volume before product line divestitures, exited private label business, and other comparability issues grew by more than 2%, representing the third consecutive quarter of improvement in this underlying trend In particular, unit volume for the roll materials business in North America increased by roughly 1%, a solid improvement for this key business in light of its prior year price-related share loss Service and product advantages expected to drive continued share gain domestically; volume growth expected to accelerate over balance of the year As we reach the anniversary of the share loss and the decision to exit certain private label business, we expect to be in line with our 4% to 6% target for top-line growth Compared to a year ago, selling prices were up approx. $10 mil., vs. material cost and energy-related increases of approx. $13 mil. Raised estimate of annualized savings from restructuring efforts to $85 to $100 million by year-end (new actions identified)

Management Analysis of Underlying Sales Trends (continuing operations)

	Q2-05	Q3-05	Q4-05	Q1-06	Q2-06
Core volume growth (est.)	1.0%	(1.1)%	(4.6)%	1.6%	0.8%
Comparability adjustments[(1)]	*(1.0)%*	*0.8%*	*4.6%*	*0.4%*	*1.7%*
"Underlying" volume growth	*0.0%*	*(0.3)%*	*0.0%*	*2.0%*	*2.5%*
Other factors impacting reported sales growth:					
Acquisitions, Net of Divestitures	0.6%	0.3%	0.0%	(0.3)%	(1.4)%
Price/Mix	+ 2%	+ 2%	+ 1%	+ 1%	+ 1%
Currency	3.2%	0.8%	(0.6)%	(2.7)%	(0.3)%
Reported Sales Growth	7.1%	2.0%	(4.5)%	(0.4)%	(0.1)%
Adj. Organic Sales Growth[(2)]	*2.3%*	*1.7%*	*0.7%*	*3.0%*	*3.2%*

(1) Adjustments for comparability:

Q2-05 -- Shift in timing of back-to-school orders from Q3 to Q2, estimated short-term benefit of competitor plant strike in Europe, and final customer inventory depletions related to 2004 buying ahead of price increase.

Q3-05 -- Shift in timing of back-to-school orders from Q3 to Q2.

Q4-05 -- Extra week of sales and pre-buy activities in 2004 ahead of price increase.

Q1-06 -- Decision to exit certain low margin private label business.

Q2-06 – Decision to exit certain low margin private label business, shift in timing of back-to-school orders from Q2 to Q3 (return to normal order pattern), prior year short-term benefit of competitor plant strike in Europe.

(2) Reported Sales Growth less the impacts of foreign currency translation, acquisition and divestitures, and comparability adjustments

AVERY DENNISON
Slide 6

Gross Profit Margin (Total Company) 27.9% 27.5% 26.6% Operating Margin*: Pressure-Sensitive Materials 9.8% 9.5% 8.9% Office and Consumer Products 16.5% 17.0% 15.3% Retail Information Services 12.7% 10.3% 6.4% Other Specialty Converting 3.5% 2.6% 4.0% Total Company 10.1% 9.5% 8.3% Impact of RFID on reported margin: (0.6)% (0.6)% (0.6)% Total Company Excluding RFID 10.7% 10.1% 8.9% * Earnings before interest and taxes, excluding restructuring and asset impairment charges and other items detailed in Attachments A-4 and A-5 of financial tables. Margin Analysis (continuing operations) Q2-06 Q2-05 Q1-06

Key Factors Impacting Margin Gross profit margin increased 40 basis points compared with prior year to 27.9% Improvement from productivity gains (160 b.p.) was partially offset by: Transition costs associated with restructuring and divestitures (25 b.p.) Material cost and energy-related inflation in excess of associated selling price increases (20 b.p.) Margin compression effect associated with selling price pass- through of raw material inflation, segment mix, and general inflation (70 b.p. combined impact) Sequential improvement (130 b.p.) reflects normal seasonal trend Marketing, general and administrative (MG&A) expense ratio improved 20 basis points compared with prior year to 17.8% Absolute MG&A spending decreased by $3 mil. vs. prior year Restructuring and other productivity savings more than offset $8 mil. of higher costs related to stock options and other employee-related expenses Sequentially, MG&A expense ratio improved by 50 b.p.

Stock Option Expense Stock Option Expense

Raw Material Update Paper-based commodities represent largest category of raw materials, representing approx. 45-50% of total spend Large share of raw material purchases tied to oil based commodities: Plastic films and resins - polypropylene, polyethylene, polyester, and vinyls, among others - represent approx. 25% of total spend Chemicals represent approx. 15% of total spend Anticipate raw material inflation of approximately 2% in 2006 ($50 to $60 million) Recently implemented and anticipated price increases are expected to cover higher costs

Restructuring Summary (Continuing Operations)

PRESSURE-SENSITIVE MATERIALS Reported sales of $810 mil., up 1% compared with prior year Organic sales growth of approx. 2% Change in sales for roll materials business by region, adjusted for the effect of currency translation: Low single-digit growth in North America (about 4 points of sequential improvement) Low single-digit decline in Europe (roughly flat when adjusted for prior year short-term benefit of competitor plant strike) Double-digit growth in Asia Low single-digit growth in Latin America Graphics & Reflective business grew at mid single-digit rate before currency Excluding restructuring and asset impairment charges, operating margin increased by 30 basis points to 9.8% Q2-2006 Segment Overview

Q2-2006 Segment Overview (continued) OFFICE AND CONSUMER PRODUCTS Reported sales of $265 mil., down approx. 12% compared with prior year Half of the sales decline due to the divestiture of filing product lines in Europe Balance of decline due in equal measure to the decision to exit certain private label business in the U.S. and to a shift in timing of back-to-school orders compared to the prior year Excluding restructuring charges and other items, operating margin declined 50 basis points to 16.5% Benefit of productivity initiatives was more than offset by introduction of 2006 transition costs associated with European product line divestitures and stock option expense

Q2-2006 Segment Overview (continued) RETAIL INFORMATION SERVICES Reported sales of $181 mil., up 6% compared with prior year Increase primarily due to core unit volume growth, reflecting rapid growth of Heat Transfer and other product lines Organic sales growth of approx. 6% Excluding restructuring charges, operating margin increased by 240 basis points to 12.7% Improvement reflects restructuring and other productivity initiatives, including movement of manufacturing from higher cost Hong Kong facility into lower cost operations in mainland China; 2006 results were negatively impacted by stock option expense OTHER SPECIALTY CONVERTING Reported sales of $153 mil., up approx. 8% compared with prior year Organic sales growth of approx. 10%, driven by Specialty Tapes business Operating margin before restructuring and asset impairment charges increased by 90 basis points to 3.5%, reflecting restructuring savings and other productivity improvement efforts which more than offset higher energy- related costs and stock option expense

Second Quarter Balance Sheet and YTD Cash Flow Millions, except as noted 2006 2005 Cash flow from operations(1) $ 133.0 $ 88.1 Payment for capital expenditures $ 80.5 $ 76.8 Payment for software $ 15.7 $ 10.0 Free Cash Flow(2) $ 36.8 $ 1.3 Dividends $ 85.7 $ 83.9 Total debt to total capital 38.6% 42.8% (1) Impact of extra week in Q4-04 shifted an estimated $70 mil. of cash out of 2005 into 2004 (2) Cash flow from operations less payment for capital expenditures and software (1) Impact of extra week in Q4-04 shifted an estimated $70 mil. of cash out of 2005 into 2004 (2) Cash flow from operations less payment for capital expenditures and software (1) Impact of extra week in Q4-04 shifted an estimated $70 mil. of cash out of 2005 into 2004 (2) Cash flow from operations less payment for capital expenditures and software (1) Impact of extra week in Q4-04 shifted an estimated $70 mil. of cash out of 2005 into 2004 (2) Cash flow from operations less payment for capital expenditures and software (1) Impact of extra week in Q4-04 shifted an estimated $70 mil. of cash out of 2005 into 2004 (2) Cash flow from operations less payment for capital expenditures and software

2006 Earnings Guidance: Key Considerations Factors contributing to earnings growth: Improvement in underlying growth rate Core volume up 3-5% (second half volume up 4-6%) 2% sales decline from product line divestitures and exited private label business Price/mix expected to add 1% Full year impact of currency translation will be negligible assuming continuation of current rates through balance of year Estimated $45 to $50 mil. in pre-tax restructuring savings, net of transition costs Reduction in pre-tax loss from development of RFID business of $2 - $7 mil. Offsetting factors: After-tax stock option expense of $0.12 per share Incremental after-tax pension expense (related to discount rate) of $0.04 per share Reinvestment of portion of restructuring savings (e.g., incremental marketing spend of $10 to $15 mil. to support growth of Printable Media products) Higher effective tax rate

2006 Earnings Guidance Key Assumptions: Reported revenue up 2% to 4%, with negligible impact from currency Raw material inflation of approximately 2% in 2006 ($50 to $60 million) Operating margin (incl. RFID and stock option expense) of 9% to 10% Interest expense of $55 to $60 million Tax rate in the range of 20% to 23% Earnings per share from continuing operations before restructuring charges: $3.60 to $3.80 (updated July 25, 2006) - up from previous estimate of $3.55 to $3.80 Current estimate for full year restructuring charges: $0.14 to $0.17 per share - up from previous estimate of $0.09 to $0.13 Total annualized savings target raised to $85 to $100 million - up from previous estimate of $80 to $90 million